Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 30, 2023, relating to the financial statements of Patricia Acquisition Corp. (the “Company”) as of and for the year ended December 31, 2022. Our opinion included an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

November 28, 2023